UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to
Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.         )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐     Preliminary Proxy Statement

☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐     Definitive Proxy Statement

☒     Definitive Additional Materials

☐     Soliciting Material Pursuant to §240.14a-12

VICTORY CAPITAL HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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☒     No fee required.

☐     Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐     Fee paid previously with preliminary materials.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 6, 2026

Victory Capital Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38388	32-0402956
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

15935 La Cantera Parkway, San Antonio, TX	78256
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (216) 898-2400

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01	VCTR	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously disclosed, on August 25, 2026, Victory Capital Holdings, Inc. (“we”, “Victory”, or the “Company”) entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with Fortify Holdings 1, Inc., a Delaware corporation and wholly owned subsidiary of Victory (“Merger Sub 1”), Fortify Holdings 2, LLC, a Delaware limited liability company and wholly owned subsidiary of Victory (“Merger Sub 2”), GC Ferry Parent, L.P., a Delaware limited partnership (“First Eagle Seller”), and GC Ferry Holdings, Inc., a Delaware corporation (“First Eagle”). At the closing of the transactions contemplated by the Merger Agreement, Victory will acquire First Eagle by means of a two-step merger whereby Merger Sub 1 will merge with and into First Eagle, with First Eagle continuing as the surviving corporation, followed by First Eagle merging with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving limited liability company. The acquisition will result in First Eagle becoming a wholly owned subsidiary of Victory.

At the closing, as consideration for the transactions contemplated by the Merger Agreement, Victory will pay and/or issue, as applicable, to First Eagle Seller a combination of (a) cash, (b) newly issued shares of our common stock, par value $0.01 per share (“Victory common stock”), representing 4.9% of the number of issued and outstanding shares of Victory common stock, after giving effect to such issuance, and (c) newly issued shares of a new series of our non-voting convertible preferred stock, par value $0.01 per share, which will be designated as Series B Non-Voting Convertible Preferred. The base purchase price for the acquisition is $7.03 billion (subject to adjustment as contemplated in the Merger Agreement, including a reduction for the amount of First Eagle’s funded debt and other debt-like items), of which the share consideration component has an aggregate value of $2 billion based on a per share price of $116.26 as set forth in the Merger Agreement.

On October 2, 2026, Victory filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement (the “Preliminary Proxy Statement”), and on October 16, 2026, Victory filed with the SEC a definitive proxy statement (the “Proxy Statement”), in each case in connection with the share issuance as part of the contemplated acquisition described above.

As of November 6, 2026, two complaints have been filed in the Supreme Court of the State of New York, New York County by purported Victory stockholders against Victory and the members of the Victory board of directors (the “Board”) in connection with the contemplated acquisition: Wright v. Victory Capital Holdings, Inc., et al., Index No. 656101/2026 (filed October 27, 2026) and Taylor v. Victory Capital Holdings, Inc., et al., Index No. 656139/2026 (filed October 28, 2026) (collectively, the “Stockholder Litigation”).  The Stockholder Litigation includes allegations that, among other things, the defendants caused to be filed a materially incomplete and misleading Proxy Statement with the SEC relating to the proposed transaction and asserts claims for alleged negligent misrepresentation and concealment and negligence under New York common law.  Additionally, Victory has received a number of demand letters from purported Victory stockholders alleging similar insufficiencies in the disclosures in the Preliminary Proxy Statement and/or the Proxy Statement (such letters, the “Demand Letters,” and together with the Stockholder Litigation, the “Litigation Matters”).

The plaintiffs in the Stockholder Litigation seeks various remedies, which include, among other things: (i) enjoining the defendants from consummating the proposed transaction until the defendants disclose certain allegedly material information that was allegedly omitted from the Proxy Statement; (ii) in the event that the proposed transaction is consummated, rescinding it or awarding actual and punitive damages to the plaintiffs; (iii) awarding the plaintiff fees and expenses in connection with the Stockholder Litigation, including reasonable attorneys’ and experts’ fees and expenses; and (iv) granting such other and further relief as the court may deem just and proper.

Victory believes that the allegations contained in the Litigation Matters are without merit, that the disclosures in the Proxy Statement comply with applicable laws, and that no further disclosures are required to supplement the Proxy Statement under applicable laws.  However, in order to avoid the risk of the Litigation Matters delaying or adversely affecting the contemplated acquisition and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, Victory has determined to voluntarily make the following supplemental disclosures to the Proxy Statement, as described in this Current Report on Form 8-K.  Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, Victory specifically denies all allegations in the Litigation Matters and that any additional disclosure was or is required.

These supplemental disclosures will not change the consideration to be paid to First Eagle Seller pursuant to the Merger Agreement or the timing of the special meeting of Victory stockholders (the “Special Meeting”) to be held on November 17, 2026, at 8:00 a.m. Eastern Time virtually via the internet at www.virtualshareholdermeeting.com/VCTR2026SM. The Board continues to recommend that Victory stockholders vote “FOR” the proposals to be voted on at the Special Meeting described in the Proxy Statement.

Supplemental Disclosures to the Proxy Statement in Connection with the Litigation Matters

The following disclosures in this Current Report on Form 8-K supplement the disclosures contained in the Proxy Statement and should be read in conjunction with the disclosures contained in the Proxy Statement, which in turn should be read in its entirety. All page references are to the Proxy Statement and terms used below, unless otherwise defined, have the meanings ascribed to those terms in the Proxy Statement.

The disclosure in the section entitled “Summary of Financial Analyses” under the heading “Opinion of PJT Partners LP (Financial Advisor to Victory)”, beginning on page 46 of the Proxy Statement, is hereby amended as follows:

The fourth full paragraph beginning on page 49, under the sub-heading “— Summary of Financial Analyses”, is amended and restated by replacing such paragraph in its entirety with the following (with new text underlined and in bold and deleted text marked with a strikethrough):

The following is a summary of the material financial analyses used by PJT Partners in preparing its opinion to the Victory board. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by PJT Partners, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, PJT Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Victory, First Eagle or any other parties to the acquisition. None of Victory, First Eagle, PJT Partners, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold. The financial analyses summarized below were based on the Projections, the Synergy Estimates and other financial information prepared and furnished to PJT Partners by or on behalf of the management of Victory, and used at the direction of Victory management and approved for PJT Partners’ use by the Victory board. The following summary does not purport to be a complete description of the financial analyses performed by PJT Partners. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed, for Victory and First Eagle, as of the closing trading price on August 24, 2026, and is not necessarily indicative of current or future market conditions. Calculations of implied equity values per share were rounded to the nearest $0.25; calculations for implied equity values and implied total enterprise values were rounded to the nearest $10 million. In addition, for purposes of PJT Partners’ financial analyses and opinion, PJT Partners utilized and relied upon the estimate of approximately 84.2 million ~~F~~fully diluted shares outstanding of ~~numbers for~~ Victory common stock and Victory Series A convertible preferred stock ~~used below are~~ as of August 4, 2026, using the treasury stock method, ~~and~~ which number was ~~were~~ provided by, and used by PJT Partners at the direction of, Victory’s management, and directed for PJT Partners’ use in connection with its financial analyses and opinion by Victory’s management.

The first full paragraph beginning on page 50, under the sub-heading “— Selected Comparable Company Analysis”, is amended and restated by replacing such paragraph in its entirety with the following (with new text underlined and in bold):

As part of its selected comparable company analysis, PJT Partners calculated and analyzed certain ratios and multiples, including: (i) price as a multiple of estimated next twelve months (“NTM”) adjusted earnings and (ii) total enterprise value (in the case of Victory, calculated as the equity value based on the fully diluted shares of Victory common stock outstanding as of August 4, 2026, using the treasury stock method, of approximately 84.2 million shares outstanding of Victory common stock and Victory Series A convertible preferred stock (which number was provided by, and used by PJT Partners at the direction of, Victory’s management, and directed for PJT Partners’ use in connection with its financial analyses and opinion by Victory’s management), plus debt and other liabilities and less cash and cash equivalents, after giving effect to certain adjustments for non-controlling interests and equity investments) (“TEV”) as a multiple of estimated NTM adjusted earnings before interest, tax, depreciation and amortization (“Adj. EBITDA”). For purposes of this analysis, NTM means the second half of 2026E plus the first half of 2027E. All of these calculations were performed and based on publicly available financial data, market data (including share prices) as of the close of trading on August 24, 2026, and consensus estimates derived from sell-side research. The results of this selected comparable company analysis are summarized below:

The third full paragraph on page 51, under the sub-heading “— Discounted Cash Flow Analysis — Victory”, is amended and restated by replacing such paragraph in its entirety with the following (with new text underlined and in bold):

To calculate the implied enterprise value of Victory using the discounted cash flow method, PJT Partners added (i) Victory’s projected after-tax unlevered free cash flows, on a standalone basis and assuming no synergies, for the period from June 30, 2026, through calendar year 2030 based on the Victory Projections described in the section titled “The Transaction — Certain Financial Forecasts” to (ii) ranges of “terminal values” as of the end of the projection period, and discounted such amounts to present values using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest and tax expense using a 25% tax rate, adding depreciation and amortization, subtracting capital expenditures and adjusting for changes in working capital. The residual value of Victory at the end of the projection period, or “terminal value,” was estimated by applying a terminal value multiples range of 10.0x to 12.0x to Victory’s terminal Adj. EBITDA from the Projections, which were selected based on PJT Partners’ professional judgment and expertise. The selected range of discount rates of 10.5% to 12.5% was selected based on PJT Partners’ analysis of the weighted average cost of capital of Victory and considerations that PJT Partners deemed relevant based on its professional judgment and expertise. PJT Partners then calculated a range of implied equity values for Victory by subtracting Victory’s estimated net debt, after giving effect to certain adjustments for non-controlling interests and equity method investments, from the estimated enterprise value derived from the discounted cash flow method. These calculations resulted in an illustrative range of implied equity values of Victory of approximately $7,890 million to $9,900 million, on a standalone basis.

The fourth full paragraph on page 51, under the sub-heading “— Discounted Cash Flow Analysis — Victory”, is amended and restated by replacing such paragraph in its entirety with the following (with new text underlined and in bold and deleted text marked with a strikethrough):

PJT Partners then divided the range of implied equity values for Victory by the fully diluted number of Victory shares outstanding as of August 4, 2026, using the treasury stock method, of approximately 84.2 million shares outstanding of Victory common stock and Victory Series A convertible preferred stock (which number was provided by, and used by PJT Partners at the direction of, Victory’s management, and directed for PJT Partners’ use in connection with its financial analyses and opinion by Victory’s management) ~~as provided by management of Victory,~~ to calculate an illustrative range of implied equity values per share of Victory common stock of approximately $93.75 to $117.75, which PJT Partners compared to the closing price of Victory common stock on August 24, 2026, of $116.

The final paragraph beginning on page 51 and continuing to page 52, under the sub-heading “— Discounted Cash Flow Analysis — First Eagle”, is amended and restated by replacing such paragraph in its entirety with the following (with new text underlined and in bold):

To calculate the implied total enterprise value of First Eagle using the discounted cash flow method, PJT Partners added (i) First Eagle’s projected after-tax unlevered free cash flows, on a standalone basis and assuming no synergies, for the period from June 30, 2026 through calendar year 2030 based on the First Eagle Projections described in the section titled “The Transaction — Certain Financial Forecasts” to (ii) ranges of “terminal values” as of the end of the projection period, and discounted such amounts to present values using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest and tax expense using a 25% tax rate, adding depreciation and amortization, subtracting capital expenditures and adjusting for changes in working capital. The residual value of First Eagle at the end of the projection period, or “terminal value,” was estimated by applying a terminal value multiples range of 8.5x to 10.5x to First Eagle’s terminal Adj. EBITDA from the Projections, which were selected based on PJT Partners’ professional judgment and expertise. The selected range of discount rates of 10.5% to 12.5% was selected based on PJT Partners’ analysis of the weighted average cost of capital of First Eagle and considerations that PJT Partners deemed relevant based on its professional judgment and expertise. PJT Partners then calculated a range of adjusted enterprise values for First Eagle by subtracting First Eagle’s estimated sign-to-close free cash flow of $299 million from the estimated total enterprise value derived using the discounted cash flow method. PJT Partners then calculated an illustrative range of implied adjusted total enterprise values of First Eagle. These calculations resulted in an illustrative range of implied adjusted total enterprise values of First Eagle of approximately $6,050 million to $7,620 million on a standalone basis and assuming no synergies. PJT Partners compared this range of implied adjusted total enterprise values to the consideration to be paid by Victory for the shares of First Eagle in the acquisition.

Forward Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable U.S. federal and non-U.S. securities laws. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “will,” “would,” “could,” “should,” “may” and similar expressions, or by discussions of strategy, objectives or future performance. These statements include, without limitation, statements regarding the expected timing and completion of the proposed acquisition of First Eagle; the anticipated benefits of the transaction, including expected net expense synergies, earnings accretion, revenue, Adjusted EBITDA, Adjusted EBITDA margin, fee rate, organic growth and net flows; pro forma financial, operating and asset under management metrics; the Company’s expected capital structure, indebtedness, net leverage and pace of de-levering; the expected treatment of First Eagle’s investment teams, brands, products and platforms following closing; statements regarding the Company’s longer-term growth objectives; and the future performance of the combined company. Forward-looking statements are not historical facts. They reflect the Company’s current expectations, estimates and assumptions, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies that are difficult to predict, and are not guarantees of future performance. Actual results may differ materially.

Although it is not possible to identify all such risks and factors, they include, among others: the risk that one or more conditions to closing is not satisfied and that the transaction is not completed on the anticipated timeline or at all, including the failure to obtain required regulatory approvals or required client and fund board consents; the risk that the merger agreement is terminated; the risk that the Company’s shareholders do not approve the issuance of equity in connection with the transaction; dilution to existing shareholders resulting from the issuance of common stock and non-voting convertible preferred stock, including on a fully diluted, as-converted basis; risks relating to the financing of the transaction, including the availability, cost and terms of debt financing, prevailing interest rates, the Company’s ability to syndicate the financing on expected terms, the substantial increase in the Company’s indebtedness, restrictions imposed by the terms of that indebtedness, and the Company’s ability to de-lever on the anticipated timeline; the possibility of adverse changes in the Company’s credit ratings; the risk that anticipated net expense synergies are not realized in the amounts or within the timeframe expected, or at all, and that the costs to achieve them exceed current estimates; risks relating to integration, including the diversion of management attention, the retention of key investment professionals, distribution personnel and other employees, the retention of clients and assets, the integration of operations, technology and administrative functions, and decisions regarding branding and the rationalization of products, strategies or teams; the fact that financial and operating information regarding First Eagle used in preparing the estimates in this communication is derived from a privately held company, has not been independently verified or audited, and is based in part on representations of First Eagle’s management and on the Company’s due diligence, which may prove incomplete or inaccurate; risks relating to investment performance and net client cash flows, including that historical net flows, investment performance and Morningstar ratings are not indicative of future results and that ratings and rankings are subject to change; the sensitivity of assets under management, revenue and earnings to conditions in the financial markets and to changes in interest rates, credit spreads and asset valuations; the Company’s dependence on third-party distribution relationships, including its global distribution arrangements; competitive pressure and ongoing consolidation in the asset management industry; the incurrence of significant transaction, financing and integration expenses; the risk of litigation or regulatory proceedings relating to the transaction; general economic, market, geopolitical and regulatory conditions; and the other risks and factors described under “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, its subsequent Quarterly Reports on Form 10-Q, and its other filings with the U.S. Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Important Additional Information and Where to Find It

This communication is being issued in connection with the share issuance for the proposed acquisition of First Eagle by the Company. In connection with the proposed share issuance, on October 16, 2026, Victory filed a definitive proxy statement with the SEC. The definitive version of the proxy statement was mailed to Victory’s stockholders.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS.

Investors and security holders may obtain, free of charge, copies of the proxy statement and other documents filed with the SEC through the website maintained by the SEC at www.sec.gov or the investor relations section of the Company’s website at https://ir.vcm.com.

Participants in the Solicitation

The Company and certain of its directors, executive officers and other employees may be deemed to be “participants” in the solicitation of proxies from the Company’s stockholders with respect to the special meeting of stockholders that will be held to consider and vote upon the approval of the share issuance in connection with the proposed transaction. Additional information regarding the identity of the participants, and their respective direct and indirect interests in the transaction, by security holdings or otherwise, is set forth in Victory’s definitive proxy statement relating to the proposed acquisition, which was filed with the SEC on October 16, 2026. Information relating to the Company’s executive officers and directors can also be found in the Company’s proxy statement for its 2026 annual meeting of stockholders filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICTORY CAPITAL HOLDINGS, INC.

By:	/s/ Nina Gupta
	Name:	Nina Gupta
	Title:	Chief Legal Officer

Date: November 6, 2026